Acquisition of Community National Bancorporation

QCR Holdings, Inc.

a relationship driven organization®

QCR HOLDINGS, INC.

a relationship driven organization®

FORWARD-LOOKING STATEMENTS

This presentation contains, and future oral and written statements of QCR Holdings, Inc. (the "Company") and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iii) changes in interest rates and prepayment rates of the Company's assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected outcomes of existing or new litigation involving the Company; (ix) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.

a relationship driven organization®

Additional Information about the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. In connection with the proposed merger, the Company will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of QCR common stock to be issued to the shareholders of CNB. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of CNB in connection with their approval of the merger. In addition, QCR may file other relevant documents concerning the proposed merger with the SEC.

WE URGE SHAREHOLDERS OF CNB TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QCRH, CNB AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents, when available, through the website maintained by the SEC at http://www.sec.gov . Free copies of the proxy statement/prospectus also may be obtained, when available, by directing a request by telephone or mail to QCR Holdings, Inc. (Todd Gipple: 309.743.774) or Community National Bancorporation (Josef Vich: 319.291.2000) or by accessing QCRH's website at www.QCRH.com. The information found QCRH's website is not, and shall not be deemed to be, a part of this presentation into other filings made with the SEC.

CNB and its directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of CNB in connection with the merger. Additional information regarding the interests of these participants and other persons may be obtained by reading the proxy/prospectus regarding the merger when it becomes available.

NON-GAAP FINANCIAL MEASURES

These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirement of Regulation G, QCR Holdings, Inc. has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Transaction Overview

• Per Share Consideration[(1)]:	$9.63 per share
• Transaction Value[(1)]:	$20.1 million
• Consideration Mix[(1)]:	Approximately 70% stock / 30% cash
• Exchange Ratio / Cash per Share:	Each CNB share will receive .40 shares of QCRH and $3.00 in cash
• Shares Issued:	835,173 fixed shares of QCRH
• Board Representation:	CNB Chairman Michael Peterson will join QCRH board
• Pro Forma Ownership at Closing:	85.5% QCRH / 14.5% CNB
• Expected Closing:	2nd Quarter of 2013

(1) Based on QCRH closing price of $16.58 on February 13, 2013

QCR
HOLDINGS, INC.
a relationship driven organization®

Transaction Rationale

- Acquisition of a high quality institution with strong asset quality and attractive deposit base
- Expansion into contiguous banking markets (Cedar Falls and Waterloo, IA) that emulate our current markets (Cedar Rapids, IA, the Quad Cities and Rockford, IL)
- Similar cultures and strong ties to communities and customers
- Complementary relationship-oriented community banking models
- Strong management at CNB will continue to lead banking efforts in these new markets
- QCRH will be able to provide greater product offerings, larger credit capabilities and wealth management services to CNB's current and future customers

QCR
HOLDINGS, INC.
a relationship driven organization®

Financial Impact

• Deal Value[(1)] / Tangible Book Value:	104%
• Cost Savings:	20% estimated pre-tax in 2014
• EPS Impact[(2)]:	Accretive to 2014 EPS by $.11 - $.13 per share
• Tangible Book Value Impact[(2)]:	< 3.0% Dilutive at closing; estimated earn back in approximately 2.5 years

(1) Based on QCRH closing price of $16.58 on February 13, 2013 and CNB consolidated tangible equity of $19.3 million at December 31, 2012

(2) Assumes conversion of QCRH's currently outstanding Convertible Preferred Stock